Exhibit 10.1

October 17, 2019

Mr. Donald W. Layden, Jr.
c/o USA Technologies, Inc.
100 Deerfield Lane, Suite 300
Malvern, PA 19355

Dear Don:

We are pleased to confirm your appointment as interim Chief Executive Officer of USA Technologies, Inc. (“USA” or the “Company”) effective on the date of this letter. In your role as interim Chief Executive Officer you will report to the Board of Directors.

The following are the terms of your engagement:

•	Your annual base salary will be $700,000 and shall be payable in accordance with the standard payroll practices of the Company.

•	You will be eligible to receive a cash bonus in the target amount of $300,000 at the conclusion of your engagement.

•
You will receive a grant of fully vested non-qualified options to purchase up to 225,000 shares with an exercise price equal to the closing price of the shares on the date of this letter. The options would be exercisable for a period of seven years following the date hereof.

•
During the engagement, you will be located at and will work out of USA’s Malvern, Pennsylvania office. You will be reimbursed by USA for all necessary business expenses reasonably incurred and documented per USA’s expense policy.

•
During the engagement, you will also receive a housing, travel, and living allowance in the amount of $15,000 per month. For the avoidance of doubt, the foregoing allowance shall only be paid to you during the time you shall be employed as the interim Chief Executive Officer. The foregoing allowance shall be made on an after-tax basis, and shall include an additional tax “gross up” payment to cover any applicable local, state and federal income taxes imposed on you with respect to such allowance.

100 Deerfield Lane, Suite 300, Malvern, PA 19355  T 800.633.0340/610.989.0340   F 610.989.0344   www.usatech.com

Donald W. Layden, Jr.
Page | 2

•
During your employment as interim Chief Executive Officer, you would be covered by and entitled to all of the fringe benefits that are generally available to USA employees, including health insurance, dental insurance, group life and disability insurance, and matching 401(k) plan. Please note that USA’s benefits program is subject to change and any such change would supersede this letter.

•
The term of your employment with USA is contemplated to be for a period of four to six months and until a permanent Chief Executive Officer has been appointed by the Board. Your engagement would be terminable by the Board at any time upon notice to you, and by you at any time upon 15 days’ prior notice to the Board.

•	During your engagement as interim Chief Executive Officer, you shall not receive any compensation for serving on the Board.

•
During your employment as interim Chief Executive Officer, you will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, and professional activities (including serving on boards and committees), and, subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest, or (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company.

•
Except in connection with your duties as interim Chief Executive Officer, you shall not, directly or indirectly, at any time from and after the date hereof, and whether or not your employment with USA has been terminated or has expired for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm, or corporation, any confidential information, including but not limited to, proprietary information, trade secret, business secret, financial information, financial projections, documents, process, procedures, know-how, data, marketing information, marketing method, marketing means, software information, intellectual property, special arrangement, or any other confidential information concerning the business or policies of USA, or concerning USA' s customers, clients, accounts, or suppliers, that you learned as a result of, in connection with, through your engagement with, or through your affiliation with USA, but not information that can be shown through documentary evidence to be in the public domain, or information that falls into the public domain, unless such information falls into the public domain by your direct or indirect disclosure or other acts. You agree to use your best endeavors to prevent the unauthorized disclosure or publication of confidential information and not to copy nor remove confidential information from USA’s premises, whether physically or electronically, without the express written permission of USA. For any and all purposes of this paragraph, the term USA shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USA, whether on the date of this letter or in the future, including but not limited to Cantaloupe Systems, Inc.

Donald W. Layden, Jr.
Page | 3

•
During your employment as interim Chief Executive Officer, you will be prohibited from competing within any geographic area in which USA’s business was conducted as of the date of this agreement including but not limited to, delivering services or products to unattended retail locations, and including any related production, promotion, marketing, or sales activities. The term “competing” means acting, directly or indirectly, as a partner, principal, stockholder, joint venture, associate, independent contractor, creditor of, consultant, trustee, lessor to, sub-lessor to, employee or agent of, or to have any other involvement with, any person, firm, corporation, or other business organization which is engaged in the businesses described in this section. For any and all purposes of this paragraph, the term USA shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USA, whether on the date of this letter or in the future, including but not limited to, Cantaloupe Systems, Inc.

•
For a one-year period following termination of employment you will not (a) directly or indirectly, solicit for hire for any business entity other than USA, any person employed by USA as of the date of termination of this Agreement; or (b) directly or indirectly interfere with USA's relations with any person employed by USA as of the date of termination of this Agreement.  Such restriction shall not limit any employee or candidate responding to a general job posting. For all purposes of this paragraph, the term USA shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USA, whether on the date of this letter or in the future, including but not limited to, Cantaloupe Systems, Inc.

•
For a one-year period following termination of employment you will be prohibited from soliciting any customer of USA’s in connection with engaging in a business competing with or similar to that of USA’s as conducted as of the date of this Agreement, including but not limited to, delivering services or products to unattended retail locations, and including any production, promotion, marketing, or sales activities relating thereto, and including any production, promotion, marketing, or sales activities. For all purposes of this paragraph, the term USA shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USA, whether on the date of this letter or in the future, including but not limited to, Cantaloupe Systems, Inc.

•
If any term or provision of this letter or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this letter or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this letter shall be valid and enforceable to the fullest extent permitted by law.

•
You represent and warrant to USA that you are not as of the date of this letter a party to or subject to any employment, non-compete, or similar agreement that would limit or prohibit, in whole of in part, the performance of your employment duties or responsibilities.

•
The Company shall indemnify you with respect to activities in connection with your acting as interim Chief Executive Officer to the fullest extent provided by applicable law and to the same extent as the Company indemnifies other Company executive officers or directors. You will also be named as an insured in your capacity as interim Chief Executive Officer on the director and officer liability insurance policies currently maintained or as may be maintained by the Company from time to time.

Donald W. Layden, Jr.
Page | 4

This letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements and understandings of every nature between us regarding these matters.

The rights and obligations of both parties under this letter shall inure to the benefit of, and shall be binding upon, their respective personal representatives, heirs, successors and assigns. This letter, or any part hereof, may be assigned by USA without your consent. This letter, or any part thereof, may not be assigned by you.

This letter will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

Please indicate your written acceptance by signing this letter and returning it to me by email.

Sincerely,

USA Technologies, Inc.

By: /s/ Albin F. Moschner
Al Moschner, Chairman of the Board

Accepted and Agreed to:

/s/ Donald W. Layden, Jr.
Donald W. Layden, Jr.

Dated:  October 17, 2019